[EXECUTION VERSION]

MARKET SHARE UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”), is made effective as of the 19th day of September, 2016, (hereinafter called the “Date of Grant”), between Team Health Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and Leif M. Murphy (hereinafter called the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the market share unit award provided for herein (the “MSU Award”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.Grant of the MSU Award. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant an MSU Award consisting of a contractual right to receive a targeted amount of 127,345 Shares (such targeted number of Shares, the “Target MSUs”) multiplied by a multiplier (the “MSU Multiplier”), ranging from 75% of the Target MSUs (if the “MSU End Price” is less than or equal to 75% of the “MSU Start Price” (each, as defined below)) to 200% of the Target MSUs (if the MSU End Price is greater than or equal to 200% of the MSU Start Price), with such MSU Multiplier being adjusted on a linear basis if the MSU End Price is between 75% and 200% of the MSU Start Price (the Target MSUs multiplied by the applicable MSU Multiplier, the “Earned MSUs”); provided, however, that the MSU Multiplier shall be limited, as necessary, to a maximum amount such that the aggregate Fair Market Value of the Shares subject to such Earned MSUs as determined on the “Vesting Date” (as defined below) shall not exceed 400% of the aggregate Fair Market Value of the Target MSUs on the Date of Grant.

The MSU Award shall vest and become nonforfeitable and provide for delivery of the Shares underlying such MSU Award in accordance with Sections 2 and 3 hereof.

2.    Vesting

(a)    Ordinary Vesting. Subject to the Participant’s continued employment with the Company (“Employment”), the MSU Award shall vest and become non-forfeitable on the third anniversary of the “Commencement Date” (as defined in the employment agreement by and among the Participant, AmeriTeam Services, LLC, and the Company, dated as of September 2, 2016, as may be amended from time to time (the “Employment Agreement”)) (such date, the “Vesting Date”).

(b)    Change in Control. Notwithstanding any other provisions of this Agreement or the Plan to the contrary, upon the occurrence of a Change in Control prior to the Vesting Date,

the MSU End Price and the corresponding MSU Multiplier shall each be fixed by reference to the “CIC Stock Price” as defined in the Employment Agreement), with the MSU Award continuing to vest pursuant to the terms laid out in the first sentence of Section 2(a), above; provided, however, in the event of a Qualifying Termination that takes place following a Change in Control, the Vesting Date shall be deemed to occur as of the date of such termination. Additionally, in connection with any Change in Control, the provisions set forth in Section 3.6(f) of the Employment Agreement are hereby incorporated by reference and shall apply to the MSU Award.

(c)    Treatment Upon Certain Terminations of Employment. In the event that the Participant’s Employment with the Company is terminated (i) due to the Participant’s death or Disability at any time, (ii) by the Company without Cause or due to the Participant’s resignation for Good Reason, in each case, prior to a Change in Control, or (iii) by the Company without Cause or due to the Participant’s termination for Good Reason at any time following a Change in Control, the MSU Award shall be treated as follows:

(1) Due to death or Disability at any time; or (2) by the Company without Cause or the Participant for Good Reason prior to a Change in Control	By the Company without Cause or the Participant for Good Reason following a Change in Control
The Vesting Date shall be deemed to have occurred on such termination date and the portion of the MSU Award that otherwise would have vested and become Earned MSUs pursuant to Section 2(a), above, shall be multiplied by a percentage equal to the greater of (i) forty-two percent (42%) and (ii) a pro-rata portion of the MSU Award calculated based on the portion (measured on a daily basis) of the three (3) year vesting period completed through the termination date.
The Vesting Date shall be deemed to have occurred on such termination date.

(d)    Other Terminations of Employment. If the Participant’s Employment with the Company terminates for any reason other than as set forth in Sections 2(a), (b), or (c), above, the MSU Award, to the extent not previously vested, shall be forfeited by the Participant without consideration.

For purposes of this Agreement, “Cause,” “Good Reason,” and “Disability” shall have the respective meanings ascribed to them in the Employment Agreement.

For the purposes of this Agreement, “MSU Start Price” shall mean the Fair Market Value of a Share on the Date of Grant, and “MSU End Price” shall mean the average closing trading price of a Share over the twenty (20) consecutive day trading period immediately preceding the Vesting Date.

3.    Delivery of Shares Underlying the Earned MSUs. Upon or as soon as practicable following the vesting of the Earned MSUs on the Vesting Date, or a termination of Employment as described in Section 2(c), above, as applicable under Section 2 above, the Company shall deliver to the Participant a number of Shares corresponding to such vested number of Earned MSUs in satisfaction of the Company’s obligations to the Participant in respect of such Earned MSUs. Certificates evidencing the Shares delivered upon settlement of the Earned MSUs as described in the preceding sentence shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the relevant Share delivery date; and no certificates shall be issued for fractional Shares. Notwithstanding the foregoing, the Company may elect to recognize the Participant’s ownership of Shares through uncertificated book entry. The Participant shall not be entitled to receive any Shares or other payments with respect to forfeited portions of the MSU Award.
4.     No Rights as a Stockholder Prior to Settlement; Dividend Equivalent Rights. The Participant shall have no voting or other shareholder rights with respect to the Shares underlying the MSU Award unless and until such Shares are delivered to the Participant in accordance with Sections 2 and 3 hereof. Notwithstanding the forgoing, the Participant shall be entitled to receive dividend equivalent payments with respect to the outstanding MSU Award as described in this Section 4. In the event that the Company pays any cash or in-kind dividends (including dividends paid in Shares) on Shares while the MSU Award is outstanding, the Company shall credit to a notional account the cash and in-kind payments that would have been payable on the Shares underlying the MSU Award if such Shares would have been outstanding at the time of dividend payment, and then the Company shall pay to the Participant such cash or in‑kind amounts when, and if, such corresponding Shares underlying the MSU Award are delivered to the Participant pursuant to Section 3. In the event that the MSU Award is forfeited pursuant to Section 2, any corresponding dividend equivalent payment rights shall also be forfeited.
5.     No Right to Continued Employment. The granting of the MSU Award evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant
6.    Transferability. The MSU Award shall be subject to transfer restrictions as set forth in Section 15 of the Plan.
7.    Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the MSU Award, its grant or vesting or any payment or transfer with respect to the MSU Award, to include withholding of vested shares, and to take such additional action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
8.    Securities Laws. Upon the vesting and settlement of any Earned MSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
10.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.
11.    MSU Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The MSU Award and the Earned MSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference.

In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.
Team Health Holdings, Inc.

/s/ Steven E. Clifton
Name: Steven E. Clifton
Title: Executive Vice President and
General Counsel

Participant

/s/ Leif M. Murphy
Leif M. Murphy

[Signature Page – Murphy MSU Sign-On Award Agreement]

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